Exhibit 99.1

DayStar Technologies Announces 2009 Second Quarter Financial Results

Santa Clara, CA, August 10, 2009 – DayStar Technologies, Inc. (Nasdaq: DSTI), a developer of solar photovoltaic products based on CIGS thin-film deposition technology, today announced financial results for its second quarter ended June 30, 2009.

Net loss for the second quarter of 2009 was $6.7 million or $0.20 per share, compared with a net loss of $7.3 million or $0.22 per share in the second quarter of 2008. The lower net loss reflects a decrease in payroll and related costs due to a reduction in workforce, as well as a decrease in share-based compensation during the second quarter of 2009 as compared with the same period in the prior year. The per share losses were calculated on the weighted average common shares outstanding of 33.4 million for the second quarter ended June 30, 2009, compared with 33.1 million for the second quarter ended June 30, 2008.

DayStar had cash and cash equivalents of $1.3 million at June 30, 2009, compared with $17.1 million at December 31, 2008. Net property and equipment was $50.0 million at June 30, 2009 compared to $37.1 million at December 31, 2008, reflecting DayStar’s continued investment in equipment and improvements, as well as progress made on the construction of production equipment during 2009. As of June 30, 2009, DayStar had total liabilities of $20.8 million, and total stockholders’ equity was $30.9 million. In order to continue operations and to build-out its initial manufacturing line and commence commercial shipments of its product, DayStar will require substantial funds in the near term. For a description of DayStar’s capital resources and additional funding requirements, please refer to the “Liquidity and Capital Resources” section of DayStar’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission earlier today.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development, manufacturing and marketing of solar photovoltaic products based upon CIGS thin film deposition technology. For more information, visit the DayStar website at www.daystartech.com.

Contact:

DayStar Technologies, Inc.

William S. Steckel	Patrick J. Forkin III
Chief Financial Officer	Vice President – Corporate Development
408/582.7100	408/907.4633
investor@daystartech.com	investor@daystartech.com

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,298,686	$17,120,401
Other current assets	222,490	543,357

Total current assets	1,521,176	17,663,758

Property and Equipment, at cost	60,918,393	46,022,825
Less accumulated depreciation and amortization	(10,928,651)	(8,942,105)

Net property and equipment	49,989,742	37,080,720

Other Assets:
Other assets	203,343	204,108

Total Assets	$51,714,261	$54,948,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$16,704,461	$7,554,814
Notes and capital leases payable, current portion	78,768	171,983
Deferred rent, current portion	126,806	175,212
Deferred revenue	420,000	420,000

Total current liabilities	17,330,035	8,322,009
Long-Term Liabilities:
Deferred rent	3,239,594	2,951,557
Stock warrants	226,123	125,481

Total long-term liabilities	3,465,717	3,077,038
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, $.01 par value; 3,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.01 par value; 120,000,000 shares authorized; 33,312,612 and 33,438,862 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	333,126	334,389
Additional paid-in capital	141,855,920	140,179,025
Accumulated deficit	(10,145,391)	(10,145,391)
Deficit accumulated during the development stage	(101,125,146)	(86,818,484)

Total stockholders’ equity	30,918,509	43,549,539

Total Liabilities and Stockholders’ Equity	$51,714,261	$54,948,586

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$—	$—	$—	$—

Costs and Expenses:
Research and development	4,279,990	3,875,213	9,166,094	6,855,436
Selling, general and administrative	1,095,949	2,053,000	2,840,115	4,790,286
Depreciation and amortization	1,090,850	770,457	1,987,311	1,524,404

Total costs and expenses	6,466,789	6,698,670	13,993,520	13,170,126
Other Income (Expense):
Other (expense) income	(149,073)	239,386	(143,292)	447,771
Interest expense	(48,480)	(10,711)	(69,208)	(23,162)
Gain (loss) on derivative liabilities	13,428	(802,907)	(100,642)	988,118

Total other income (expense)	(184,125)	(574,232)	(313,142)	1,412,727

Net Loss	$(6,650,914)	$(7,272,902)	$(14,306,662)	$(11,757,399)

Weighted Average Common Shares Outstanding (Basic And Diluted)	33,393,958	33,107,248	33,440,872	32,933,857

Net Loss Per Share (Basic and Diluted)	$(0.20)	$(0.22)	$(0.43)	$(0.36)